Exhibit 99.1

PLBY Group Reports Third Quarter 2023 Financial Results

Company to Hold Question-and-Answer Session at 5:00 pm ET Today

LOS ANGELES – November 9, 2023 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today provided financial results for the third quarter ended September 30, 2023.

Comments from Ben Kohn, Chief Executive Officer of PLBY Group

“We continue to make significant progress toward restructuring our operations as we move to a capital light model. We completed the sale of our Lovers business on November 3rd. We also signed two contracts with auction houses to sell our art and memorabilia collection. The first, with Bonhams, is planned to sell 10 pieces in November. The second, with Julien’s Auctions, is a much larger auction expected to take place in March 2024. Julien’s intends to sell a wide variety of furniture from the Playboy Mansion, memorabilia from Playboy’s 70-year history and fine art from the Playboy collection. Julien’s will host exhibitions touring Hong Kong, Shanghai and locations in the U.S. promoting it as a luxury and lifestyle auction. Now that we have closed Lovers, we will increase focus on exploring strategic alternatives for Honey Birdette. As we are not currently convinced about selling 100% of that business in today’s market, we are looking at ways to maximize the potential growth of Honey Birdette without burdening our balance sheet.

Honey Birdette continued to make progress on improving its gross margins by decreasing the number of days its products were on sale year-over-year. We reduced Honey Birdette’s total days-on-sale during the third quarter, from 66 days to just 10 days. During the quarter, Honey Birdette’s sales were down 19% as a result of the significantly lower promotional environment; however, Honey Birdette’s gross profit margin increased by three percentage points. Going into the holiday shopping season, we will continue to limit Honey Birdette’s days-on-sale in order to maintain the integrity of the brand as a premium offering rather than a brand that chases sales through perpetual promotions. In October, a month in which we did not run a sale this year or last, our sales were up over 16% year-over-year. We are also very focused on profitability. To that end, we have made the decision to increase prices by 10%, which will take place gradually from the 4th quarter of 2023 through the 2nd quarter of 2024, to combat rising inflation. We have also eliminated free expedited shipping and raised the threshold for free standard shipping. We have not seen any impact on consumer spending from these changes at this point. We will closely monitor the overall financial impact of all of these changes when taken as a whole and make refinements as needed.

As we discussed previously, our licensing business in China continues to face significant challenges. During the quarter, we conducted extensive audits, from both accounting and legal perspectives, of our top Chinese licensees. We determined that certain licensees had committed incurable, material breaches of their license agreements, including the non-payment of required royalties. In addition, we found extensive contractual violations related to complex sub-licensing agreements our licensees entered into that deprived us of significant additional royalties. In conjunction with our China joint venture partner, we made the decision to terminate certain of our major licensees in order to properly rebuild the business. We have already received interest from a number of the sub-licensees that were already manufacturing and selling our products, as well as from new licensees, all of which want to enter into new agreements to license the Playboy brand. Our goal is to better position the China licensing business for the long term, including potentially owning Chinese e-commerce storefronts, while finding the right licensees to build and operate the stores. Long term, this would give us increased control, so that if a strategic partner violates our agreements, we would own the storefront through which they sell and could quickly replace strategic partners. In addition, we have received an unsolicited offer to buy our China trademarks from a Chinese private equity firm and are in the process of negotiating terms.

In the third quarter, we signed two new strategic licensing deals in North America for lingerie and intimates, with Handcraft and Roma, which will contribute to our long-term revenue growth. We also completed the outsourcing of our e-commerce Playboy Shop to MC Web Services, Inc. and our spirits joint venture launched a ready-to-drink, vodka seltzer line called Play Hard. Our existing top global licensees across a variety of categories and geographies, including but not limited to Playboy Pleasures, lighters, retail collaborations, costumes, and gaming partially offset the double-digit decline in wholesale sales of our two largest U.S. apparel licensees.

During the third quarter, we spent a considerable amount of time laying the groundwork to integrate all of our digital properties into a cohesive ecosystem with the goal of cross selling amongst our various customer bases as well as clearly differentiating our product versus other creator platforms by leveraging the Playboy brand. We expect consumers to better see the shift in digital strategy in the coming weeks. Moving forward, our creator platform will be renamed the Playboy Club. The name change reflects our focus on the consumer and to clearly communicate that the Playboy Club is the place to interact with the world’s most beautiful and interesting women. We anticipate the Playboy Club will allow us to drive considerably higher margins than our standalone creator platform. The Playboy Club is planned to initially have two types of customers, those that are just visiting and those that are members. The visiting guests will enjoy the same experience they get today, interacting with creators through direct messaging, exclusive content and live streaming. The new members will receive additional benefits, including the chance to attend meet-and-greets with creators and former Playmates, discounts on Playboy merchandise, exclusive behind-the-scenes content, as well as Bunny Money, our new platform payment option. Members will also be able to bundle their membership with access to Playboy galleries, TV channels and archives at reduced prices. We are planning for the launch of membership by the end of 2023.

From a product perspective, we rolled out a new creator tiering and education home screen, setting the stage for select creators to participate in content shoots and other perks. We launched a desktop mode, a new live duet format, and other enhancements to live streaming, including tip goals and tip menus and the ability for creators to have one-on-one live video and audio calls through the platform. In the coming weeks, we expect to roll out a new website, a new membership tab replacing the current magazine tab, new creator profiles taking inspiration from our old Playmate Centerfold and data sheets, Bunny Money and a new user home screen and feed.

Our creators will sit at the center of the Playboy Club. In addition to the ways creators make money today, we believe the Playboy Club will give them additional ways to make money including selling memberships, participating in meet and greets and hosting Playboy parties. Select creators will get the opportunity to appear in Playboy photo shoots and other content opportunities. We produced content during the past quarter with certain creators and saw a meaningful uplift in those creators’ earnings.

The Playboy Club over time is intended to do three things: first, integrate the customers we currently have across our various digital properties into one combined offering; second, give creators more opportunities to earn money, including from content shoots and lifestyle experiences; and three, drive superior margin versus just a creator platform, by combining a membership program with the creator platform.”

Third Quarter 2023 Financial Highlights

•Total revenue from continuing operations in the third quarter was $33.3 million versus $45.7 million in the prior year period, reflecting a year-over-year decrease of 27%. Of the $12.4 million decline in revenue, $4.0 million was attributable to licensing, $8.9 million was attributable to direct-to-consumer products, partially offset by a $0.5 million increase attributable to the Company’s digital and other segments.

•Net loss from continuing operations was $16.4 million, including $7.7 million of license agreement impairments. The adjusted EBITDA gain from continuing operations was $0.1 million.

Direct-to-consumer revenue from continuing operations declined 34% year-over-year to $17.1 million. During the third quarter, revenue from Honey Birdette declined by $4.1 million, or 19% year-over-year, to $17.0 million from $21.1 million. During the quarter, the Company reduced the days on sale by 85% in an effort to protect brand integrity and combat rising production and distribution costs. In addition, revenues from playboy.com e-commerce declined by $4.9 million as the Company completed the transition from an owned-and-operated model to a licensing model.

Licensing revenue declined 27% year-over-year to $10.9 million from $14.9 million a year ago. The decline is largely attributable to the poor financial performance of our China licensees and the resulting non-payment of minimum guarantees.

Digital subscriptions and content revenue was up over 11% compared to a year ago, to $5.2 million from $4.7 million. Revenue growth from the Company’s creator platform more than offset a decrease in the Company’s legacy digital business revenue.

Net loss in Q3’23 declined to $15.1 million, from a net loss of $264.7 million in Q3’22. The lower loss was largely driven by $277.2 million of non-cash asset impairments related to the write-down of goodwill, trademarks and other assets recorded in Q3’22, while there was only $7.7 million of impairments in Q3’23.

Adjusted EBITDA from continuing operations declined from $0.9 million to $0.1 million, year-over-year. This reflects an overall decline in revenue, partially offset by the reduction of expenses as a result of cost cutting initiatives implemented over the last 12 months.

The Company ended the third quarter with approximately $22.0 million in restricted and unrestricted cash.

Webcast Details
The Company will host a question and answer session for analysts today at 5:00 p.m. Eastern Time. Listeners may access the live and replay webcast of the session on the events section of the PLBY Group, Inc. Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, with products and content available in approximately 180 countries. PLBY Group’s mission — to create a culture where all people can pursue pleasure — builds upon seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company's ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in our estimates of cash flows and the fair value of certain of the Company’s intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com

PLBY Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
Net revenues	$33,282	$45,706
Costs and expenses:
Cost of sales	(10,909)	(25,302)
Selling and administrative expenses	(25,514)	(34,988)
Contingent consideration fair value remeasurement gain	219	1,371
Impairments	(7,674)	(277,197)
Gain on sale of the aircraft	—	5,802
Other operating expense, net	(740)	—
Total operating expense	(44,618)	(330,314)
Operating loss	(11,336)	(284,608)
Nonoperating (expense) income:
Interest expense	(6,620)	(4,306)
Loss on extinguishment of debt	—	(220)
Fair value remeasurement gain	—	9,149
Other income (expense), net	121	(551)
Total nonoperating (expense) income	(6,499)	4,072
Loss from continuing operations before income taxes	(17,835)	(280,536)
Benefit from income taxes	1,442	43,653
Net loss from continuing operations	(16,393)	(236,883)
Income (loss) from discontinued operations, net of tax	1,319	(27,814)
Net loss	(15,074)	(264,697)
Net loss attributable to PLBY Group, Inc.	$(15,074)	$(264,697)
Net loss per share from continuing operations, basic and diluted	$(0.22)	$(5.05)
Net income (loss) per share from discontinued operations, basic and diluted	0.02	(0.60)
Net loss per share, basic and diluted	$(0.20)	$(5.65)
Weighted-average shares outstanding, basic and diluted	73,891,105	46,889,983

Non-GAAP Reconciliation
This release presents the financial measure earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and “Adjusted EBITDA” which are not financial measures under the accounting principles generally accepted in the United States of America (“GAAP”). “EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by Company management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities and non-recurring non-cash impairments, asset write-downs and inventory reserve charges, the Company typically adjusts for nonoperating expenses and income, such as non-recurring special projects including the implementation of internal controls, expenses associated with financing activities, reorganization and severance resulting in the elimination or rightsizing of specific business activities or operations and non-recurring gains (losses) on the sale of business units.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net loss from continued operations to EBITDA and Adjusted EBITDA (in thousands):

GAAP Net Loss to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended September 30,
	2023	2022
Net loss from continuing operations	$(16,393)	$(236,883)
Adjusted for:
Interest expense	6,620	4,306
Loss on extinguishment of debt	—	220
Benefit from income taxes	(1,442)	(43,653)
Depreciation and amortization	1,795	5,388
EBITDA	(9,420)	(270,622)
Adjusted for:
Stock-based compensation	540	4,543
Adjustments	1,531	6,145
Gain on sale of the aircraft	—	(5,802)
Contingent consideration fair value remeasurement	(219)	(1,371)
Mandatorily redeemable preferred stock fair value remeasurement	—	(9,149)
Impairments	7,674	277,197
Adjusted EBITDA	$106	$941